As filed with the Securities and Exchange Commission on February 17, 2026

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SANOFI

(Exact name of Registrant as specified in its charter)

Republic of France	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

46, avenue de la Grande Armée, 75017 Paris, France

(Address of Registrant’s principal executive offices)

ACTION 2026 SHAREHOLDING PLAN

(Full title of the plan)

Chief Financial Officer North America

Sanofi U.S. Services Inc.

55 Corporate Drive

Bridgewater, New Jersey, 08807

Tel. No. +1 (908) 981-5000

(Name, address and telephone number of agent for service)

Copies to:

Sami Toutounji, Esq.

Gide Loyrette Nouel LLP

One Rockefeller Plaza Suite 3040,

New York, NY 10020

(212) 403-6700

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See definitions of “large accelerated filer,” “accelerated filer,” “small reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

Part I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information required by Item 1 and Item 2 of Part I of Form S-8 is omitted from this filing in accordance with Rule 428 under the Securities Act and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I will be delivered to the participants in the plan covered by this Registration Statement as required by Rule 428(b)(1).

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

This Registration Statement on Form S-8 hereby incorporates by reference the contents of the following reports of the Registrant filed with, or furnished to, the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”). All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment indicating that all securities offered have been sold or that deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such document incorporated by reference. Statements contained in the foregoing documents incorporated by reference shall be deemed to be modified or superseded hereby to the extent that statements contained in the Prospectus, or in any subsequently filed documents that are amendments hereto or that are incorporated herein by reference, shall modify or replace such statements:

(a)

The Registrant’s Annual Report on Form 20-F for the year ended December 31, 2025, as filed with the Commission on February 17, 2026 (Commission File No. 001-31368) (the “Form 20F”) which contains the Registrant’s audited financial statements for the latest fiscal year for which such statements have been filed;

(b)	The description of securities registered under Section 12 of the Exchange Act included as Exhibit 2.2 to the Form 20-F.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Alexandra Roger, Head of Legal Corporate & Finance at the Registrant, has given her opinion about certain legal matters affecting the securities registered under this Registration Statement. Ms. Roger owns, or may have the right to acquire, the Registrant’s Ordinary Shares and/or American Depository Shares.

Item 6. Indemnification of Directors and Officers.

The French Commercial Code prohibits provisions of corporate articles of associations that limit the liability of directors. However, if a director is sued by a third party and ultimately prevails in the litigation on all counts but is nevertheless required to bear attorneys’ fees and costs, the director may be reimbursed for those fees and costs pursuant to an indemnification arrangement.

Under French law a company may purchase directors and officers insurance for all or part of the members of its management. A French corporation is responsible to third parties for the consequences of the decisions of its board of directors. However, if those decisions qualify as mismanagement, the relevant member of the board of directors may have to fully or partly indemnify the company. Sanofi has purchased insurance for all of its directors and officers.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

See Exhibit Index.

Item 9. Undertakings.

The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (i) and (ii) do not apply if the information required to be included in a posteffective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement;

(2)

That, for the purpose of determining any liability under the Securities Act, each such posteffective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned Registrant further undertakes that, insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit No.	Description of Document

4.1	Articles of association (statuts) of Sanofi (incorporated by reference to Exhibit 1.1 to the Form 20-F).

4.2	Form of Second Amended and Restated Deposit Agreement between the Registrant and JPMorgan Chase Bank, N.A., as depositary (incorporated by reference to Exhibit (a) to Post-Effective Amendment No. 1 to the Registration Statement on Form F-6 immediately effective (Registration No. 333-192032) relating to the American Depositary Shares, filed with the Commission on February 13, 2015).

4.3	Amendment No. 1 to the Second Amended and Restated Deposit Agreement between the Registrant and JPMorgan Chase Bank, N.A., as depositary (incorporated by reference to Exhibit (a)(2) to Post-effective Amendment No. 2 to the Registration Statement on Form F6 (Registration No. 333-192032), filed with the Commission on August 4, 2020).

4.4	Amendment No. 2 to the Second Amended and Restated Deposit Agreement between the Registrant and JPMorgan Chase Bank, N.A., as depositary, including the form of American Depositary Receipt (incorporated by reference to Exhibit (a)(3) to the Registration Statement on Form F-6 immediately effective (Registration No. 333-276123), filed with the Commission on December 18, 2023).

4.5*	Terms of the Action 2026 Shareholding Plan.

5.1*	Opinion of Alexandra Roger regarding the validity of the Registrant’s ordinary shares being registered.

23.1*	Consent of PricewaterhouseCoopers Audit.

23.2*	Consent of Forvis Mazars SA.

23.3*	Consent of Ernst & Young et Autres

23.4*	Consent of Alexandra Roger (included in Exhibit 5.1 above).

24*	Power of Attorney (included on the signature page).

107*	Filing fee table.

*	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act, Sanofi certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Paris, France on February 17, 2026.

SANOFI

By:	/s/ Paul Hudson
Name:	Paul Hudson
Title:	Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby severally constitutes and appoints Paul Hudson, François-Xavier Roger, Roy Papatheodorou and Olivier Klaric, and each of them singly, as such person’s true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in such person’s name, place and stead, in any and all such capacities, to sign the registration statement on Form S-8 (the “Registration Statement”) to be filed by Sanofi (the “Registrant”) in connection with the Action 2026 Shareholding Plan, and any and all amendments and posteffective amendments thereto and any and all other documents that may be required in connection therewith, with the United States Securities and Exchange Commission (the “Commission”), and any registration statement filed by the Registrant pursuant to Rule 462(b) under the Securities Act of 1933, as amended, which relates to the Registration Statement, and to file any of the same with the Commission. Each of said attorneys shall have power to act with or without the others, and shall have full power and authority to do and perform, in the name and on behalf of each such officer and director of the Registrant who shall have executed this Power of Attorney, every act whatsoever which such attorneys, or any one of them, may deem necessary or desirable to be done in connection therewith as fully and to all intents and purposes as such officer or director of the Registrant might or could do in person.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on February 17, 2026.

Signatures	Title

/s/ Frédéric Oudéa Frédéric Oudéa	Chairman of the Board of Directors

/s/ Paul Hudson Paul Hudson	Chief Executive Officer and Director (Principal Executive Officer)

/s/ François-Xavier Roger François-Xavier Roger	Executive Vice President, Chief Financial Officer (Principal Financial Officer)

/s/ Hervé Cardelli Hervé Cardelli	Head of Consolidation and Statutory Reporting (Principal Accounting Officer)

/s/ Christophe Babule Christophe Babule	Director

/s/ Clotilde Delbos Clotilde Delbos	Director

/s/ Humberto De Sousa Humberto De Sousa	Director

Rachel Duan	Director

/s/ Carole Ferrand Carole Ferrand	Director

/s/ Lise Kingo Lise Kingo	Director

/s/ Jean-Paul Kress Jean-Paul Kress	Director

/s/ Patrick Kron Patrick Kron	Director

/s/ Wolfgang Laux Wolfgang Laux	Director

/s/ Barbara Lavernos Barbara Lavernos	Director

/s/ Anne-Françoise Nesmes Anne-Françoise Nesmes	Director

/s/ John Sundy John Sundy	Director

/s/ Emile Voest Emile Voest	Director

/s/ Antoine Yver Antoine Yver	Director

/s/ Colleen Proctor Colleen Proctor	Authorized Representative in the United States